Exhibit 99.3

Physicians Formula Holdings, Inc. to Be Acquired by Swander Pace Capital for $4.25 Per Share

AZUSA, Calif. and San Francisco, Calif., August 15, 2012 (GLOBE NEWSWIRE) -- Physicians Formula Holdings, Inc. (Nasdaq:FACE) (“Physicians Formula” or the “Company”) and Swander Pace Capital (“Swander Pace”) announced today they have entered into a definitive merger agreement under which affiliates of Swander Pace will acquire Physicians Formula. Under the terms of the merger agreement, Swander Pace, through its affiliates, will acquire all outstanding shares of the common stock of Physicians Formula for $4.25 per share in cash, or approximately $65 million. The per share price represents a premium of approximately 15% over Physicians Formula's closing stock price on August 14, 2012 and a 21% premium to the Company's one-month volume-weighted average price of $3.50 per share. The Physicians Formula's Board of Directors, acting upon the unanimous recommendation of its Special Committee (the “Special Committee”) composed solely of independent directors, unanimously approved the merger agreement and resolved to recommend that the Company's stockholders vote to adopt the merger agreement.

Upon close of the merger, Physicians Formula will be privately owned and will continue to be operated by the Company's current management team and employees. Physicians Formula, founded in 1937 by Dr. Frank Crandall, will remain based in Azusa, CA.

“Our Board of Directors, following a thorough analysis by its Special Committee, has determined that this transaction offers the best value for our stockholders,” said Ingrid Jackel, Physicians Formula Chairwoman and CEO. “We are pleased that Swander Pace has agreed to purchase our company. The firm has a record of success in acquiring and operating companies in the consumer space, and we believe they will add value to our business as we continue to successfully execute our growth initiatives.”

“The acquisition of Physicians Formula reinforces Swander Pace's investment focus on lower middle-market consumer products industry companies,” said Mo Stout, a Swander Pace Managing Director. “Physicians Formula is a pioneer in the cosmetics industry, and we are committed to working with its management team on this next stage of growth and innovation for the company.”

The transaction, subject to various closing conditions including receipt of Physicians Formula stockholder approval, is expected to close later this year. This approval will be sought at a special meeting of stockholders. In connection with the transaction, certain stockholders of the Company who collectively own approximately 22% of the outstanding shares of the Company's common stock have entered into voting agreements pursuant to which they have agreed to, among other things, vote their shares in favor of the Merger, subject to the certain exceptions.

Blackstone Advisory Partners L.P. is serving as exclusive financial advisor to the Special Committee, and has delivered a fairness opinion in connection with this transaction. Sheppard Mullin Richter & Hampton LLP is serving as legal advisor to the Company and Kirkland & Ellis LLP provided legal counsel to Swander Pace in connection with the transaction.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

About Swander Pace Capital

Swander Pace Capital is a leading private equity firm specializing in investments in growth-oriented, lower middle-market consumer companies. Since its inception in 1996, Swander Pace has used its expertise in this industry to pursue a consistent strategy of acquiring or investing in consumer products companies with leading market positions in attractive, defensible niches. With offices in San Francisco and New Jersey, Swander Pace provides portfolio companies with a unique mix of financial and strategic consulting support to create long-term investment value. Swander Pace has led successful private equity investments in consumer companies with total revenues in excess of $2.0 billion. For more information, visit www.spcap.com.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. Before making any voting decision, Physicians Formula's stockholders are urged to read the proxy statement and those other materials carefully and in their entirety because they will contain important information about the Company and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Physicians Formula with the SEC, may be obtained free of charge at the SEC's website www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Physicians Formula by directing a request by mail to Physicians Formula Holdings Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at www.physiciansformula.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the proposed transaction. Information about the Company's directors and executive officers is set forth in the Company's proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on November 4, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 7, 2012 and amended on Form 10-K/A filed with the SEC on April 25, 2012. These documents are available free of charge at the SEC's website at www.sec.gov, and from the Company by directing a request by mail to Physicians Formula Holdings Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at www.physiciansformula.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements relating to the completion of this transaction. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Media Contacts:

For the Company:
Anne Rakunas
ICR, Inc.
(310) 954-1113
Anne.Rakunas@icrinc.com

For Swander Pace Capital:
Ted Lane
LANE PR
(212) 302-5948
Ted@lanepr.com

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